Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Entrust, Inc. on Amendment No. 4 to Form S-3 (Registration Statement No. 333-107506) of our report dated February 27, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for goodwill and other purchased intangibles, as of January 1, 2002, as required by Statement of Financial Accounting Standards No. 142), appearing in the Annual Report on Form 10-K/A of Entrust, Inc for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

January 29, 2004